Exhibit 10.1
FIRST AMENDMENT TO
CHANGE IN CONTROL AGREEMENT

This First Amendment to Change in Control Agreement (“Amendment”) is made and entered into this 11th day of June, 2010, by and between Michael Wellesley-Wesley (“MWW”) and Chyron Corporation (the “Company”).

WITNESSETH

WHEREAS, MWW and the Company entered into a Change in Control Agreement dated September 19, 2008 (the “Agreement”); and

WHEREAS, MWW and the Company desire to amend the Agreement to provide for the acceleration of vesting of equity based awards upon the termination of MWW’s employment in connection with a Change-in-Control (as that term is defined in the Agreement).

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.           Section 1.1 of the Agreement is amended in its entirety to read as follows:
In the event of a Severance Event, the Company shall pay MWW severance equal to the following:  (i) an amount equal to MWW’s base salary for a 12 month period based on MWW’s base salary rate in effect immediately prior to a Change-in-Control (the “Severance Salary”); (ii) a bonus equal to the greater of (x) the bonus paid to MWW for the full fiscal year immediately prior to a Change-in-Control and (y) the bonus that MWW has accrued for the fiscal year in which the Change-in-Control has occurred, with such amount being annualized (the “Severance Bonus”); and (iii) an amount, grossed up for federal, state and local taxes, in lieu of one year of participation in the Company’s life, long-term disability, and health insurance plans, as described further below (the “Severance Benefits”).  The payments are not subject to mitigation or any right of set-off.  In addition, MWW will be paid for accrued, but unused vacation time up to the Company’s maximum permitted accrual of six weeks.  Further, any unvested equity-based award (the “Equity Award”) issued to MWW pursuant to the Company’s 1999 Incentive Compensation Plan, 2008 Long-Term Incentive Plan, or other such incentive compensation plan adopted by the Company (collectively, the “Plan”), shall immediately vest and the period to exercise the Equity Award shall be the remaining term of each respective agreement underlying the Equity Award regardless of any shorter periods provided for by the Plan as a result of the termination of your employment.

2.           The parties hereby agree that the Agreement will continue to be in full force and effect as modified by the terms of this Amendment.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.
CHYRON CORPORATION

By: /s/ Roger L. Ogden
Name: Roger L. Ogden
Title: Chairman of the Board of Directors

/s/ Michael Wellesley-Wesley
Michael Wellesley-Wesley